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                                                                      EXHIBIT 12



                  The Williams Companies, Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)

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                                                                   Nine months ended
                                                                  September 30, 2000
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Earnings:
   Income before income taxes and cumulative
      effect of change in accounting principle                       $        968.6
   Add:
      Interest expense - net                                                  552.9
      Rental expense representative of interest factor                        138.9
      Minority interest in income (loss) and preferred returns
         of consolidated subsidiaries                                         (30.9)
      Interest accrued - 50% owned company                                      6.5
      Equity losses in less than 50% owned companies                           25.3
      Equity earnings in less than 50% owned
         companies in excess of distributions                                  (7.4)
      Other                                                                     4.7
                                                                     --------------
         Total earnings as adjusted plus fixed charges               $      1,658.6
                                                                     ==============
Fixed charges:
   Interest expense - net                                            $        552.9
   Capitalized interest                                                       155.2
   Rental expense representative of interest factor                           138.9
   Pretax effect of preferred returns of subsidiaries                          33.4
   Interest accrued - 50% owned company                                         6.5
                                                                     --------------
         Total fixed charges                                         $        886.9
                                                                     ==============
Ratio of earnings to fixed charges                                             1.87
                                                                     ==============
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